IMMUCELL CORPORATION AND SUBSIDIARY

                                  Exhibit 10.25

Separation Agreement between the Registrant and Thomas C. Hatch dated December 29, 1998.

                               SEPARATION AGREEMENT

     This Separation Agreement is made this 29{th} day of December, 1998 by and between Thomas C. Hatch, 90 Roaring Brook Road, Portland, ME 04103 ("Employee") and ImmuCell Corporation, 56 Evergreen Drive, Portland, ME 04103 ("the Company").

     Employment. The parties have agreed that the employment of Employee as President, CEO, and a Director of the Company was terminated by a resignation effective December 16, 1998.

     Compensation. As consideration for entering into this Separation Agreement, the Company shall pay or provide to the Employee the following Severance
Benefits:

     (a) the Company shall pay to the Employee seven months of his regular base salary,

     (b) the Company shall pay to the Employee certain incentive compensation,

     (both subject to applicable employment and income taxes and authorized deductions; payment of the salary compensation will be made in a lump sum of $70,658.00, and payment of the incentive compensation will be made in a lump sum of $7,268.00, both after the date that the revocation period expires after Employee executes this Separation Agreement),

     (c) the Company shall continue the Employee's health, life, and disability insurance through July 31, 1999 at a cost of $633.50 ($90.50 per month) to be paid by the Employee by a deduction from the lump sum payments specified above (the balance of the cost to be paid by the Company); effective August 1, 1999, the Employee may continue his health insurance coverages at his own expense under COBRA,

     (d) the Employee shall surrender his 25,200 Incentive Stock Options not vested or "in the money" and the Employee shall keep his 15,800 Incentive Stock Options which are vested and "in the money," PROVIDED THAT said stock options shall expire if not properly exercised on or before March 16, 1999,

     (e) the Company agrees that the Employee's non-qualified stock option agreement with respect to 150,000 non-qualified stock options expires on June 16, 2000, PROVIDED THAT the Employee shall pay the Company for any withholding taxes due from or payable by the Company by reason of the exercise by the Employee of said non-qualified stock options before the Company shall issue to the Employee any common stock certificates underlying or related to said non-qualified stock options,

     (f) the Employee may make a "cashless exercise" of stock options for Company common stock, PROVIDED THAT (1) the Employee has held the common stock being surrendered to exercise the stock options for at least six months prior to the exercise of the stock options, (2) such exercise results in no charge to the Company's earnings (as determined by the Company), and (3) such exercise is in compliance with all securities laws and regulations, and

     (g) the Employee may keep the business books purchased by the Company in his possession as of December 16, 1998, provided that the Employee shall provide reasonable access to said books by any Company manager or employee upon request.

   Acknowledgments. The Employee hereby acknowledges that before the Employee signed this Separation Agreement, the Employee was advised in writing (1) to consult with an attorney prior to executing this Separation Agreement, and (2) that the Employee had a period of 21 days within which to consider this Separation Agreement. Employee further acknowledges that the Employee signs this Separation Agreement freely, knowingly, and voluntarily, and that the Employee has not been threatened or coerced into signing this Separation Agreement. Employee further acknowledges that to the extent the Employee signs this Separation Agreement less than 21 days after it was furnished to the Employee, the Employee does so for the Employee's own personal reasons and with an understanding that the Employee could have taken the full 21 days to consider this Separation Agreement.

   Waiver and Release. The Employee hereby agrees that the Employee was not already entitled to receive several of the Severance Benefits set forth in the Compensation paragraph above, and in exchange for said new consideration the Employee, for the Employee and the Employee's heirs and assigns, hereby WAIVES, RELEASES and FOREVER DISCHARGES any and all claims the Employee may have against the Company and its owners, directors, officers, employees, agents, successors, affiliates, and assigns, arising out of the Employee's employment, or the termination of said employment, with the Company, including, but not limited to, the waiver and release of (a) any claim for unpaid compensation, unpaid vacation pay (except for $1,556.00 in accrued vacation compensation to be paid to the Employee on December 31, 1998), or unpaid bonus, (b) any claim for age discrimination or right arising under the Federal Age Discrimination in Employment Act of 1967, (c) any claim for age, sex, disability, racial or other employment discrimination arising under any State or Federal law, (d) any tort claim, (e) any claim for wrongful discharge or breach of contract, and (f) any claim or right arising out of the Employee's 11/8/91 Employment Agreement, the Amendment To Employment Agreement, the 7/21/89 Employment Agreement, and, except as specifically provided herein, the Company's various stock option plans. Employee does not hereby release any right or claim that may arise after the date the Employee executes this Separation Agreement. Employee does not hereby release any rights or benefits Employee has accrued under any retirement plan.

   Covenant Not To Sue. The Employee agrees that the Employee will not commence any legal action or lawsuit in a court, or otherwise assert any legal claim in a court, in violation of the Waiver and Release stated above or on any claim released above. The Employee agrees that if the Employee violates this Covenant Not To Sue or this Agreement, (1) the Employee will forfeit any severance pay or other compensation not already paid to Employee, and (2) the Employee shall be liable for and will pay all costs and expenses, including reasonable attorney's fees, that the Company or any other person may incur in defending against, or otherwise responding to, the Employee's legal claim or action. Nothing in this paragraph shall limit or prevent the Employee from suing to enforce this Agreement.

   Non-Competition and Confidentiality Agreement.   The Employee has been and
continues to be bound by the terms of the Employee's Agreement In Connection With Employment By ImmuCell Corporation And Its Subsidiaries entered into July 21, 1989 and the Employee's Agreement dated November 8, 1991, which are incorporated herein by reference, including but not limited to the Confidentiality and Non-Competition provisions of those agreements, PROVIDED THAT said Agreements are hereby amended as follows:

   (a) the Employee's duties under said Agreements shall extend and continue to January 16, 2000, and

   (b) paragraphs 4 of both said Agreements and Paragraph 6(c) of the 11/8/91 Agreement, which are the Non-Competition provisions, shall restrict the Employee from competing only in the following areas:

   1. the sale, development, or any other business or communications related to any parts, components, or devices competitive with the Kamar heat mount detector, including any communications of any nature or sort with Jock Roberts or any other company making devices or detectors competitive with the Kamar heat mount detector,

   2.  diagnostic products for Johnes, BLV, BVD, and neospora,

   3.  passive immune therapy products for animals,

   4.  C. difficile related products for humans,

   5.  any business or product relating to Cryptosporidium or Giardia, and

   6.  any business or product relating to pink eye vaccines; and

   (c) the Company hereby waives the Invention Clauses of the July 21, 1989 Agreement to the extent that said clauses apply to inventions which are not in or related to the areas specified in paragraph (b) above.

   No Liability. Each party hereby agrees that by entering into this Separation Agreement the other party does not admit to any wrongdoing, breach of obligation, or liability to the party. Each party hereby expressly denies any liability to the other.

   Enforcement. This Separation Agreement shall be governed by the laws of the State of Maine. For any violation of this Agreement (including any incorporated agreement) by the Employee, (1) the Employee will forfeit any severance pay or other compensation not already paid to Employee, and (2) the Employee will be liable to the Company for damages, reasonable attorney's fees and costs, and equitable relief.

   Complete Agreement. This Agreement is the complete agreement between the parties. There are no "side agreements" or other agreements or "understandings" between the parties not referenced in this Agreement. The Employee hereby acknowledges that the Employee has not relied on any representations, promises, "side agreements," course of dealing, or other agreements of any kind in connection with the decision to enter into this Agreement. Except as provided in this Agreement, any representation, promise, or other agreement which has been made by the Company or its officers or agents to Employee is void and unenforceable.

   Revocation. For a period of seven days following the execution of this Separation Agreement, Employee may revoke this Agreement. This Separation Agreement shall not become effective or enforceable, and the payments stated above shall not become payable, until the revocation period has expired. If this Separation Agreement is not timely revoked, it shall become effective and enforceable on the eighth day after Employee executes it.

   WARNING! READ BEFORE SIGNING. THIS IS A LEGALLY BINDING DOCUMENT WHICH MAY NOT BE REVOKED AFTER THE EXPIRATION OF THE REVOCATION PERIOD.

ImmuCell Corporation                    Thomas C. Hatch


By: /s/ Michael F. Brigham              /s/ Thomas C. Hatch
    ------------------------            -----------------------
    Dated:  12/23/98                    Dated:   12/29/98